UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 23, 2024
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LUNA INNOVATIONS INCORPORATED
(Exact name of registrant as specified in its charter)
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Delaware	000-52008	54-1560050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 1st Street SW,	Suite 200	24011
Roanoke,	VA
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (540) 769-8400
N/A
(Former name or former address, if changed since last report.)
_____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	LUNA	Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On July 19, 2024 (the “Closing Date”), Luna Innovations Incorporated (the “Company”) entered into a Loan Agreement (the “Loan Agreement”), by and among the Company, as borrower, Luna Technologies, Inc. and General Photonics Corp. as guarantors (together with the Company, the “Loan Parties”), certain funds affiliated with White Hat Capital Partners LP (each, a “Lender” and collectively, the “Lenders”), and White Hat Lightning Opportunity LP, as agent (the “Agent”). The Loan Agreement provides for a delayed-draw term loan facility in an aggregate principal amount of up to $15.0 million (the “Loan Facility”) which may be drawn in a series of term loan borrowings (each, a “Term Loan” and collectively, the “Term Loans”). Of the Loan Facility, $9.0 million was drawn on the Closing Date. Up to an additional $3.0 million may be drawn beginning August 16, 2024, with the remaining $3.0 million available beginning October 1, 2024, in each case, subject to, among other conditions, the Company’s continued pursuit of a Sale Transaction, as defined in the Loan Agreement. The Loan Facility will mature on the earlier of (i) December 31, 2024, subject to possible extension to April 30, 2025 if the Company meets certain milestones related to a Sale Transaction (the “Extension Period”), and (ii) the date on which a Sale Transaction closes.

Pursuant to the terms of the Loan Agreement, the Term Loans will bear interest at a floating rate per annum equal to the Secured Overnight Financing Rate (“SOFR”) plus a margin of 10%, with such interest payable monthly in cash in arrears; provided, that during any Extension Period, the Term Loans will bear interest at a floating rate per annum equal to SOFR plus a margin of 12% per annum. If an event of default occurs, the Term Loans and any other related obligations will bear interest at a rate of 2.00% in excess of the otherwise applicable rate of interest. The Company will pay certain fees with respect to the Loan Facility, including a facility fee, a term loan funding fee based on the amount of each Term Loan draw, a quarterly loan servicing fee, as well as certain other fees and expenses of the Agent and the Lenders. The Company may voluntarily prepay the Term Loans at any time without penalty or premium. Subject to specified exceptions, the Term Loans will be mandatorily prepaid with 100% of the net cash proceeds from (i) the issuance of any indebtedness, (ii) the sales or other dispositions (including casualty events) of any assets, and (iii) the proceeds of any Sale Transaction.

The obligations under the Loan Agreement are secured by a second priority lien on substantially all of the assets of the Loan Parties.

The Loan Agreement contains customary events of default, including nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty; failure to perform or observe covenants; cross-defaults with certain other indebtedness; bankruptcy and insolvency events; material monetary judgment defaults; and impairment of any material definitive loan documentation. Upon the occurrence of an event of default (subject in certain cases to specified notice and grace periods), obligations under Loan Agreement may be accelerated.

The Loan Agreement and the documents entered into in connection therewith contain a number of representations, warranties and covenants that, among other things, without the Lenders’ consent, limit or restrict the ability of the Company and its subsidiaries to (subject to certain qualifications and exceptions): create liens and encumbrances; incur additional indebtedness; merge, dissolve, liquidate or consolidate; make acquisitions, investments, advances or loans; dispose of or transfer assets; pay dividends or make other payments in respect of their capital stock; amend certain material documents; redeem or repurchase certain debt; engage in certain transactions with affiliates; enter into certain restrictive agreements; and use the proceeds for specified purposes. In addition, the Company is required to provide a weekly cash flow forecast to the Lenders.

In connection with the Loan Agreement, on the Closing Date, the Company and the other Loan Parties entered into (i) a Modification, Consent, Waiver Agreement (the “PNC Amendment”) with PNC Bank, National Association (“PNC”) and (ii) a Subordination and Intercreditor Agreement (the “Subordination Agreement”) with PNC and the Agent.

The PNC Amendment (i) modifies the terms of that certain Loan Agreement, dated as of December 1, 2020 (as amended, the “PNC Loan Agreement”) by and among the Loan Parties and PNC, to, among other things, permit the incurrence of the Term Loans and the granting of liens in connection therewith, and (ii) provides for a waiver of certain defaults and events of default continuing under the PNC Loan Agreement as of the Closing Date.

The Subordination Agreement sets forth the relative rights and priority of PNC and the Agent and provides, among things, that the obligations of the Loan Parties under the PNC Loan Agreement rank senior in payment and lien priority to the obligations of the Loan Parties under the Loan Agreement.

The foregoing descriptions of the Loan Agreement and the PNC Amendment contained herein do not purport to be complete and are qualified in their entirety by reference to the full text of the Loan Agreement and PNC Amendment which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2024 the Company announced the appointment of Kevin Ilcisin as the Company’s President and Chief Executive Officer, effective as of August 1, 2024. In these capacities, Mr. Ilcisin will serve as the Company’s principal executive officer. In addition, the Company’s Board of Directors (the “Board”) has approved the appointment of Mr. Ilcisin to the Board, effective on August 1, 2024. Mr. Ilcisin will serve as a Class I director with an initial term expiring at the 2025 annual meeting of stockholders.

Mr. Ilcisin, age 59, has served as a consultant to the Company since April 2024, providing strategic advice and counsel with respect to the Company’s operations and strategy. Mr. Ilcisin has also served as co-founder and President of the advisory firm Juniper Strategies Advising, Inc. (“Juniper”) since January 2024. Prior to founding Juniper, Mr. Ilcisin served as Senior Vice President of Strategy and Corporate Development at National Instruments from 2015 to December 2023. Prior to National Instruments, he served in a number of capacities, most recently as Chief Technology Officer, of Tektronix, a subsidiary of Fortive, a spin-off of Danaher Corporation, from 2006 to 2015. Mr. Ilcisin holds a Ph.D. and M.A. degrees in Plasma Physics from Princeton University and B.Sc. in Electrical Engineering with Distinction from the University of Alberta.

In connection with Mr. Ilcisin’s appointment, on July 23, 2024, the Company and Mr. Ilcisin entered into an offer letter (the “Offer Letter”) effective as of August 1, 2024. Pursuant to the Offer Letter, Mr. Ilcisin will be employed by the Company on an “at-will” basis, meaning either party may terminate the employment at any time, with or without cause or advanced notice. Mr. Ilcisin’s initial base salary will be $133,330 per month. The monthly base salary shall be paid as follows: $100,000 per month in cash and $33,330 on the earliest to occur of (i) March 15 of the calendar year following the calendar year in which the Additional Compensation was earned and (ii) the closing of a sale of the Company. In addition, Mr. Ilcisin will be eligible to earn an annual performance bonus, with an annual target bonus of $396,000 and with a maximum annual bonus potential of up to $792,000 (the “Annual Target Bonus”), based upon the Compensation Committee of the Board’s assessment of his performance and the Company’s attainment of targeted goals as set by the Compensation Committee of the Board in its discretion. In the event that Mr. Ilcisin should be terminated without Cause (as defined in the Offer Letter) or a sale if the Company should occur during the term of Mr. Ilcisin’s employment, he would be entitled to his Annual Target Bonus. Mr. Ilcisin was previously granted 628,141 restricted stock units pursuant to the Company’s 2023 Equity Incentive Plan (the “EIP”) in connection with his appointment as a consultant of the Company, which award will continue to vest based on Mr. Ilcisin’s Continued Service (as defined in the EIP) as President and Chief Executive Officer hereunder through the first anniversary of the date of grant.

Mr. Ilcisin does not have any family relationships with any of the Company’s directors or executive officers and was not appointed pursuant to any arrangement or understanding with any other person.

Except as described below, Mr. Ilcisin is not a party to any transactions of the type listed in Item 404(a) of Regulation S-K. On April 25, 2024 (the “Effective Date”), the Company entered into a Services Agreement with Juniper, pursuant to which the Company procured the services of Mr. Ilcisin and Alex Davern as consultants. In connection with the appointment of Mr. Ilcisin as the Company’s President and Chief Executive Officer, the agreement with Juniper was amended on July 23, 2024 (as amended, the “Services Agreement”).

Mr. Ilcisin is a co-founder and one of four equity owners of Juniper. In consideration for the consulting services, the Company agreed to pay Juniper a consulting fee of $125,000 per month through August 1, 2024, $62,500 per month from August 1, 2024 to September 30, 2024, and $31,250 per month beginning on October 1, 2024 (the “Consulting Fee”). Prior to August 1, 2024, Mr. Davern was entitled to receive one-half of the Consulting Fee paid to Juniper and, as an equity owner of Juniper, Mr. Ilcisin had an interest in the remainder of the Consulting Fee paid to Juniper.

Pursuant to the Services Agreement, Mr. Davern may provide consulting services with respect to the Company’s operations and strategy for up to two years from the Effective Date, subject to either party terminating or suspending the Services Agreement earlier upon at least 30 days’ notice. Beginning August 1, 2024, Mr. Davern will receive the full amount of the Consulting Fee paid to Juniper. The Consulting Fee payable for monthly periods beginning August 1, 2024 will be deferred until the earlier to occur of (i) the closing of a sale of the Company and (ii)March 15 of the calendar year following the calendar year in which the monthly payment was earned.

In addition, pursuant to the Services Agreement, in the event that the Company enters into a definitive agreement to sell the Company prior to the second anniversary of the Effective Date, the Company has agreed to pay Juniper a transaction fee based on a specified percentage of the transaction consideration, which amount will, subject to certain limitations, generally be offset by Consulting Fees paid to Juniper under the Services Agreement and the value of the Company’s common stock underlying the restricted stock awards previously granted to Messrs. Davern and Ilcisin in connection with the Services Agreement, valued at the time of the transaction.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, which is filed herewith as Exhibit 10.3, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1
Loan Agreement, dated as of July 19, 2024, by and among the Company, Luna Technologies, Inc., General Photonics Corp., White Hat Lightning Opportunity LP and certain funds affiliated with White Hat Capital Partners LP, each as lenders that may from time to time become a party thereto

10.2
Modification, Consent and Waiver Agreement, dated as of July 19, 2024, by and among the Company, PNC Bank National Association, Luna Innovations Incorporated, Luna Technologies, Inc. and General Photonics Corp.

10.3	Offer Letter, dated as of July 23, 2024, by and between the Company and Kevin Ilcisin
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated
By: /s/ Ryan Stewart
Name: Ryan Stewart
Title: SVP, General Counsel and Corporate Secretary
Date: July 23, 2024